Exhibit 10.23
2016 Executive Incentive Plan

I.    Objectives and Summary
CVS Health Corporation’s Executive Incentive Plan (the “Plan”) governs annual incentive awards for certain key executive officers of CVS Health Corporation and its subsidiaries (together, “the Company”). The purpose of the Plan is to reward certain key executive officers of the Company for their material contributions to the Company and to motivate them to continue making such contributions in the future. The Plan is intended to provide performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of the Plan shall be construed and interpreted to effectuate such intent.

The Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) shall administer the Plan under the provisions herein and of the 2010 Incentive Compensation Plan (the “ICP”) and shall have authority, without limitation, to determine the Participants (as defined in Section III), to determine the terms and conditions of any Award (as defined in Section III) and to interpret the Plan. Subject to the provisions of Section 162(m) of the Code, the Committee may, in its sole discretion, delegate to officers of CVS Health the authority to perform administrative functions of the Plan as the Committee may determine and may appoint officers and others to assist it in administering the Plan.
II.    Plan Year
The Plan is a calendar year plan, which runs from January 1 to December 31 (“Plan Year”).

III.    Eligible Participants
Within 90 days after the start of the applicable Plan Year, the Committee shall designate the key executives of the Company who are eligible to participate in the Plan for the Plan Year (each, a “Participant”) and to receive an award under the terms of the Plan (an “Award”). The Participants for the Plan Year shall be set forth in the Exhibit A to the Plan related to the Plan Year (“Exhibit A”). Except as the Committee may otherwise determine, it is intended that the Participants for any Plan Year shall include all employees who are treated as “covered employees” within the meaning of Section 162(m)(3) of the Code for that Plan Year and whose compensation for such Plan Year consequently may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may designate a key executive as a Participant after the first 90 days of the applicable Plan Year, but only if the key executive is a new employee of the Company.

IV.    Bonus Pool
A.For each Plan Year, the Company will establish a pool of funds for that Plan Year in an amount equal to 0.5% of the Company’s Adjusted Net Income for the Plan year (the “Bonus Pool”). For purposes of the Plan, “Adjusted Net Income” is defined as adjusted income from continuing operations attributable to CVS Health as reported by the Company in its year-end earnings. Within 90 days of the start of the Plan Year, the Committee may make provision for excluding from the calculation of the Bonus Pool the effect of extraordinary events and changes in accounting methods, practices or policies.

B.Within 90 days of the start of each Plan Year, the Committee will designate a percentage of the Bonus Pool to be allocated to each Participant and a percentage to be reserved in the event the Committee wishes to allocate a percentage to a new Participant, if any, after the first 90 days of the applicable Plan Year. The allocations will be set forth in the Exhibit A for the Plan Year. The maximum allocation that may

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be made to any Participant for a Plan Year will be 40%, and in no event shall the allocations, in the aggregate, exceed 100% of the Bonus Pool. Regardless of the foregoing, in no event shall any Participant be entitled to receive more than his or her individual cap as set forth in Exhibit A for the Plan Year.

V.    Awards
A.    Following the completion of each Plan Year, the Committee shall certify in writing the amount of the Bonus Pool and the actual Award amount, if any, payable to each Participant for such Plan Year. Subject to Section V.B, the actual Award amount payable to a Participant shall equal his or her allocable percentage of the Bonus Pool as certified by the Committee.

B.    The Committee in its sole and exclusive discretion may reduce (including a reduction to zero) the Award to a Participant otherwise payable under the Plan for the Plan Year at any time prior to the payment of the Award to the Participant. The exercise of such negative discretion with respect to one Participant shall not result in an increase in the amount payable to any other Participant.

VI.	Payment of Awards
A.Subject to Section V, a Participant shall receive payment of an Award if he or she remains employed by the Company through the final determination of incentive awards for the Plan Year; provided, however, that no Participant shall be entitled to payment of an Award hereunder until the Committee makes the certification provided for in Section V. The final determination of incentive awards generally occurs in February of the year following the Plan Year.

B.Awards shall be paid in cash or in any other form prescribed by the Committee and shall be paid to Participants as soon as administratively feasible following the date that annual bonuses are determined and approved for Company employees generally, but in any case on or before March 15 of the year immediately following the Plan Year. Awards may be subject to garnishments and other state or federal tax withholding requirements.

C. Calculations for full and partial awards will be based on each Participant’s annual base salary and individual target opportunity as of December 31st of the Plan Year. For purposes of proration, the 15th of the month will be used to determine if the month is included or excluded from the incentive calculation, as follows:

1.
If a Participant’s employment is terminated on or before the 15th of the month and the employee is eligible for a prorated award under the Plan, then the full month will be excluded from incentive calculations.

2.
If a Participant’s employment is terminated after the 15th of the month and the employee is eligible for a prorated award under the Plan, then the full month will be included in the incentive calculations.

VII. Retirement and Death
A.If a Participant is at least age 55 and has a minimum of 10 years of service with the Company or is at least age 60 and has a minimum of 5 years of service with the Company and the Participant retires before the end of the Plan Year, he/she may be eligible to receive a prorated Award based on the number of months worked during the Plan Year, provided he/she meets all other eligibility criteria for an Award. Participants who do not meet the minimum retirement requirements under this section at the time of retirement and who retire before the end of the Plan Year will not be eligible for an Award.

B.In the case of the death of a Participant before the end of the Plan Year, a prorated Award may be paid to the Participant’s spouse, if living; otherwise, a prorated Award may be paid in equal shares to

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surviving children of the Participant. If there are no surviving children, a prorated Award may be paid to the Participant’s estate. If an Award is paid, the Award will be prorated based on the number of months the Participant worked during the Plan Year.

VIII. Miscellaneous

A.	No Promise of Continued Employment
The Plan does not create an express or implied contract of employment between the Company and a Participant. Both the Company and the Participant retain the right to terminate the employment relationship at will, at any time and for any reason.
B.     Rights are Non-Assignable
Neither the Participant, nor any beneficiary, nor any other person shall have any right to assign, in whole or in part, the right to receive payments under the Plan. Payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

C.	Compliance with Applicable Law
A Participant must comply with all applicable state and federal law and the policies of the Company to be eligible to receive an Award under the Plan.

The Company will comply with all applicable laws concerning incentive awards; the Plan and its administration are not intended to conflict with any applicable state or federal law.
D.     Change in Control
In the event of a change in control of the Company, as defined in the ICP, the Plan shall remain in full force and effect. Any amendments, modifications, termination or dissolution of the Plan by the acquiring entity may only occur prospectively and will not affect incentive earnings or eligibility before the date of the change in control or such date as it may be modified or dissolved by the acquiring entity.

Provisions regarding the payment of annual incentive awards that are set forth in change in control agreements with Participants shall supersede those appearing in the Plan.
E.     Withholding
All required deductions will be withheld from the Awards prior to distribution. This includes all applicable federal, state, or local taxes, as well as any eligible 401(k) deductions and deferred compensation contributions as defined by the applicable plans. Awards that are deferred will be taxed according to applicable federal and state tax law. Each Participant shall be solely responsible for any tax consequences of his or her Award hereunder.

F.     Amendment/Modification/Termination
The Company retains the right to amend, modify, or terminate the Plan at any time on or before the last day of the Plan Year for any reason, with or without notice to Participants, provided that no changes shall be made that would not comply with the requirements of Section 162(m) of the Code.

G.	Interpretation
All inquiries with respect to the Plan and any requests for interpretation of any provision in the Plan must be submitted to the Committee in writing. Failure to submit a request for resolution of a dispute or question in writing within 30 days of distribution of the Award shall result in a waiver of the Participant’s rights to dispute the Plan provision or amount of the Award.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such defined term(s) in the ICP. In the event of any conflict between the ICP and the Plan, the terms of the ICP shall govern.

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H.     Recoupment of Incentive Awards
Each Award under the Plan shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require a Participant to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive from the Plan.

I.     Section 409A of the Internal Revenue Code
The Company intends that the MIP not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Code, as amended, and the regulations and guidance thereunder (collectively, “Section 409A”), and that to the extent any provisions of the Plan do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A. Payments hereunder are intended to qualify as short-term deferral payments under Section 409A. In all events, the provisions of CVS Health Corporation’s Universal 409A Definition Document are hereby incorporated by reference. Notwithstanding any other provision of the Plan or any Award to the contrary, to the extent required to avoid a violation of Section 409A, payment of any amounts to “specified employees” shall be delayed until the first business day of the seventh (7th) month following the date of termination of employment. References to an Eligible Person’s “termination of employment” (and corollary terms) shall be construed to refer to the Eligible Person’s “separation from service” with the Company as determined under Section 409A.

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